CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this registration statement on Form S-3 of our report dated March 29, 1996 on our audit of the financial statements of Frontier Oil Exploration Company. We also consent to the reference to our firm under the caption "Experts".


/s/ Coopers & Lybrand, L.L.P.

COOPERS & LYBRAND, L.L.P.


Salt Lake City, Utah
July 19, 1996